EXHIBIT 10.36

LEASE AND OPTION TO PURCHASE

This Lease and Option to Purchase (this “Agreement”) is made this 22nd day of October 2004 between Burger Time Acquisition Corporation, a Minnesota corporation (“Tenant”), and Mark Fiechtner, an individual resident of the State of South Dakota (“Landlord”).

RECITALS

A.            Landlord owns certain real property located at 24 5th Street SE, Watertown, SD 57201 and legally described as                        , City of Watertown, County of                        , State of South Dakota (the “Property”).

B.            Landlord desires to lease the Property to Tenant and to grant Tenant an exclusive option to purchase the Property; Tenant desires to lease the Property from Landlord and wishes to obtain an exclusive option to purchase the Property.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth below, Landlord and Tenant, intending to be legally bound, hereby agree for themselves and their successors and assigns as follows:

LEASE

1.             Lease.  In consideration of the payment of the rent provided for in this Agreement, and the keeping and performance of the covenants and agreements of Tenant herein set forth, Landlord hereby leases the Property to Tenant.

2.             Term.  Tenant may have and hold the Property with all its appurtenances for a term of one (1) year, commencing January 1, 2005, with a right to renew for a further one (1) year term (exercisable upon written notice to Landlord not later than December 1, 2005), unless the term hereby demised shall be sooner terminated as provided in this lease.

3.             Rent.  Tenant shall pay to Landlord, as monthly rent for the Property for the term of this lease, the sum of $2,000.00 per month.  The rent shall be payable in advance, on or before the fifth day of each month, and without notice at the office of Landlord set forth below, or at such other place as Landlord from time to time designates in writing.  The first installment of rent payable hereunder shall be payable by Tenant on before January 5, 2005.

4.             Costs and Expenses.  Landlord shall remain obligated for and shall discharge all ad valorem and similar real estate taxes against the Property.  Tenant shall be responsible for all other costs arising from or related to its occupancy of the Property, including any and all assessments for water and sewer rents that may be levied against the Property during the term of this lease, and all charges for heating, light, gas, and telephone or other utility services to the

Property, which Tenant shall pay as the same become due and payable.  Tenant shall further maintain and pay for appropriate levels of insurance related to its occupancy of the Property in such amounts and pursuant to such policies, naming Landlord as co-insured, as Landlord shall approve, which approval shall not be unreasonably withheld, conditioned, or delayed.  In addition Tenant shall reimburse Landlord for $201.41 covering the cost of insurance on the premises.  Tenant shall also pay $112.97 per month with the monthly rental payment covering the full amount of the Wells Fargo Lease on point-of-sale equipment.  Landlord will continuing paying the lease payments directly.

5.             Use.  Tenant agrees to use the Property as a restaurant and for no unlawful or questionable purpose.

6.             Alteration.  Except with respect to signage in or about the property, Tenant shall not make any alterations to the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.             Inspection.  Landlord shall have the right at any time to enter the Property to examine the same, or upon reasonable notice to Tenant to make such repairs as it may in its discretion deem necessary or proper for the safety, improvement, or preservation thereof.

8.             Maintenance and Repair.  Landlord shall make all necessary repairs to the outer walls, roof, downspouts, gutters and basic structural areas of the Property.  Subject to the foregoing, Tenant shall keep the Property in good condition and repair and at the expiration of this lease (and in the absence of exercising its option to purchase the Property) shall surrender and deliver up the same in as good order and condition as when entered upon, ordinary wear and tear excepted.

9.             Other Covenants of Tenant.  Tenant covenants and agrees that nothing shall be done or kept on the Property which might impair its value, or which would constitute waste, and further agrees that no noxious or offensive activities shall be carried on upon the Property, nor shall anything be done or kept on the Property which may be or become a public or private nuisance, or which may cause embarrassment, disturbance, or annoyance to others on adjacent or nearby premises.  Tenant further covenants and agrees to conduct its business and operations on and from the Property in accordance with all federal, state, and local environmental laws, regulations, executive orders, ordinances, and directives, and not to cause, suffer, or permit any damage or impairment to the health, safety, or comfort of any person or to the environment at or on the Property, including but not limited to damage or threatened damage to the soil, surface or ground water resources at or near the Property.

10.           Condition of the Property.  The taking of possession of the Property by Tenant shall be conclusive evidence as against Tenant that the Property was in satisfactory condition when possession of the same was taken.

11.           Condemnation.  If the whole or a substantial part of the Property shall be taken for any public or quasi-public use, under any statute or right of eminent domain or purchase by any governmental authority in lieu of or under threat of any such taking, then, when possession shall be taken of the Property, or any part thereof, the term herein demised and all rights of Tenant hereunder shall immediately cease and terminate, and the rent shall be adjusted as of the time of such termination.

12.           Casualty.  If during the continuance of this lease the Property shall be so injured by casualty not arising from the fault or negligence of Tenant, or those in its employ, so that the Property shall thereby be rendered unfit for use or occupation, then and in such case the rent herein reserved or a just proportionate part thereof, according to the nature and extent of the injury which has been sustained, shall be abated until the Property shall have been duly repaired and restored.

13.           Tenant’s Default.  If Tenant is in default in performance of any of its obligations under this lease, and such default continues for a period of ten (10) days after written notice of such default is given by Landlord to Tenant, then, in addition to any other remedy Landlord may have against Tenant, Landlord may terminate Tenant’s right to possession and all other rights with respect to the Property under this Agreement, and to re-enter and repossess the Property, and to remove therefrom any personal property belonging to Tenant, without prejudice to any claim for rent or for the breach of covenants hereof.

14.           Abandonment.  If Tenant abandons or vacates the Property before the end of the term of this lease, then Landlord may, without being obliged to do so, re-take possession of the Property.

15.           Remedies Cumulative.  No reference to nor exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein.  No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

16.           Holding Over.  It is mutually agreed that if, after the expiration of this lease, Tenant remains in possession of the Property, without a written agreement as to such holding, then such holding over shall be deemed and taken to be a holding upon a tenancy from month to month at the monthly rental set forth in Section 3, adjusted upward by the percentage increase in the U.S. Consumer Price Index from the latest index available at expiration of this lease, and payable in advance on or before the fifth day of each calendar month.  Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of this lease and nothing contained in this Section shall be construed to alter or impair any of Landlord’s rights of re-entry or eviction or constitute a waiver thereof.  Unless there is a mutal agreement of the parties the option to purchase the property shall terminate at the end of the lease term.

17.           No Waiver.  No waiver of any breach of any one or more of the conditions or covenants of this lease by either party shall be deemed to imply or constitute a waiver of any succeeding or other breach hereunder.  Failure of either party to insist upon strict performance of the terms, covenants, agreements, and conditions herein contained, or any of them, shall not constitute or be construed as a waiver or relinquishment of such party’s right to thereafter enforce any such term, covenant, agreement, or condition, but the same shall continue in full force and effect.  Each party acknowledges and agrees that it has not relied upon any statements, representations, agreements, or warranties, except such as are expressed in this Agreement.

18.           Late Charges.  If Tenant fails to timely pay any rent as required under this lease, then and in such event Landlord shall be entitled to collect a late fee of five percent (5%) of any such installment not paid within five (5) days of the due date.

19.           Estoppel.  Tenant shall, at any time and from time to time, upon not less than ten days’ prior notice from Landlord, execute, acknowledge, and deliver a written statement ratifying this lease and certifying any information concerning Tenant’s lease and occupancy of the Property reasonably required by Landlord.

OPTION TO PURCHASE

20.           Option to Purchase.  For and in consideration of its entering into the lease, Landlord grants to Tenant the exclusive right and option to purchase the Property on the terms and subject to the conditions of this Agreement.  The Purchase Price for the Property shall be $275,000.00.  Seller shall be responsible for pro-rata property taxes and for full payment of any special assessments.

21.           Option Period.  Tenant’s right and option to purchase the Property shall commence upon commencement of the lease, and expire at the close of business, Central Time time, on the date on which the lease expires (including any renewal hereof) (the “Option Period”).

22.           Option Exercise.  At any time during the Option Period, Tenant may elect to exercise its option to purchase the Property by delivering to Landlord written notice of such election.  If Tenant does not deliver to Landlord such notice prior to the expiration of the Option Period, the option to purchase shall terminate, shall be of no further force and effect, and Landlord shall have no further obligation or liability whatsoever to Tenant.

23.           Closing.  If Tenant timely and properly exercises his option to purchase the Property, the parties shall proceed diligently to closing and complete closing within sixty (60) days following the option exercise.  Tenant shall pay the Purchase Price at closing in immediately available funds.  The time and place of closing shall be designated by agreement of the parties, and at the closing Landlord shall convey merchantable title by good and sufficient general warranty deed, at such time free and clear of all taxes and encumbrances except those of record which do not materially adversely affect the title to the Property.  Landlord will promptly obtain a title commitment and furnish it to Tenant after it exercises the option as provided herein, and will furnish a title insurance policy to Tenant after the Closing and pay the premium thereon.  If title is not satisfactory to Tenant, Tenant may rescind exercise of its option to purchase the Property.  Taxes, as determined by the most recently available levy and assessment, and all pre-paid items shall be apportioned to the date of Closing when the deed and possession of the Property shall be delivered to Tenant.  Other customary closing costs shall be split fifty percent (50%) to Landlord and fifty percent (50%) to Tenant.

24.           Default.  If Landlord defaults under the terms and conditions of this option, Tenant may have the right to an action for specific performance of its option to purchase the Property, in addition to any other remedies available at law or in equity.

25.           Access to Information.  During the Option Period, Landlord agrees to afford tp Tenant and to Tenant’s authorized representatives reasonable access during normal business hours to the records of Landlord relating to the Property, and to make available to Tenant such other information pertaining to the Property in its possession or under its control.

MISCELLANEOUS

26.           Inurement.  This Agreement shall bind and inure to the benefit of the successors and assigns of the respective parties.

27.           Entire Agreement; Applicable Law.  This Agreement contains the entire understanding between the parties with respect to the subject matter hereof.  Tenant and Landlord each acknowledge that no representations of any kind whatsoever have been made to induce its or his execution hereof, except such as are herein set forth, and that the sole consideration for this Agreement is specifically stated herein.  Neither this Agreement nor any modification hereof (which must be in writing) shall be binding upon any party until executed by the parties.  Failure of any party to exercise any right hereunder, upon default of any other party, shall not constitute a waiver of any such rights and shall not permit such party from exercising any of its rights at any time thereafter or upon any subsequent default.  This Agreement and the rights and obligations of the parties shall be governed by and construed pursuant to the applicable laws of the State of South Dakota, and if any portion of this Agreement shall be held invalid or contrary to law, such portion shall be severable from this Agreement and the remainder shall be valid and enforceable.

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IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year first above written.

Tenant:	BURGER TIME ACQUISITION CORPORATION

By
Its
Address:

Telephone:
Facsimile:

Landlord:
MARK FIECHTER

Address:

Telephone:
Facsimile: